As filed with the Securities and Exchange Commission on February 8, 2024

Registration No. 333-255233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON

FORM S-8

(Registration No. 333-255233)

UNDER

THE SECURITIES ACT OF 1933

TuSimple Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-2341575
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9191 Towne Centre Drive, Suite 150

San Diego, CA 92122

(Address of principal executive offices)

TUSIMPLE HOLDINGS INC. 2021 EQUITY INCENTIVE PLAN

TUSIMPLE HOLDINGS INC. 2017 SHARE PLAN

TUSIMPLE HOLDINGS INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan(s))

Cheng Lu

President and Chief Executive Officer

TuSimple Holdings Inc.

9191 Towne Centre Drive, Suite 150

San Diego, CA 92122

(619) 916-3144

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Evan Dunn

General Counsel, Corporate Secretary

TuSimple Holdings Inc.

9191 Towne Centre Drive, Suite 150

San Diego, CA 92122

(619) 916-3144

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

DEREGISTRATION OF SECURITIES

TuSimple Holdings Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-8 (No. 333-255233), filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2021, relating to the TuSimple Holdings Inc. 2021 Equity Incentive Plan, the TuSimple Holdings Inc. 2017 Share Plan, and the TuSimple Holdings Inc. 2021 Employee Stock Purchase Plan(the “Registration Statement”) to deregister any and all securities of the Company registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on January 17, 2024, the Company notified The Nasdaq Stock Market LLC (“Nasdaq”) on January 16, 2024 of the Company’s intention to voluntarily delist its Class A Common Stock (the “Common Stock”) from Nasdaq and to terminate the registration of the Common Stock with the SEC. On January 29, 2024, the Company filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist the Common Stock from Nasdaq and to deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC providing notice of the termination of registration of the Common Stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act.

As a result of the determination to delist and deregister the Company’s Common Stock, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all securities, as applicable, registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 8, 2024.

TUSIMPLE HOLDINGS INC.

By:	/s/ Cheng Lu
Name: Cheng Lu
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.